Exhibit 99.1

                 GSI COMMERCE REPORTS FISCAL 2004 FOURTH QUARTER
                  AND FULL FISCAL YEAR 2004 OPERATING RESULTS;
                      COMPANY ACHIEVES ANNUAL PROFITABILITY

    KING OF PRUSSIA, Pa., Feb. 16 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced that for its fourth fiscal quarter ended Jan. 1, 2005, the company increased its net revenues 43 percent to $135.8 million and reported net income of $10.6 million, or $0.25 per share, compared to net revenues of $95.2 million and net income of $2.7 million, or $0.07 per share for 2003's fourth fiscal quarter. Due to the rise of the company's stock price during the quarter, the company was required to take an unanticipated additional charge to stock-based compensation of $1.7 million, or $0.04 per share more than it would have if the company's stock price had remained unchanged from the end of 2004's third fiscal quarter. For the same comparable quarterly periods, adjusted EBITDA, a non-GAAP financial measure, improved by approximately $10.1 million to $16.0 million, and merchandise sales, also a non-GAAP financial measure, rose 66 percent to $199.3 million. To better reflect its definition, the term, "merchandise sales" is the company's new nomenclature for what it reported in previous quarters as "net merchandise sales." Merchandise sales represent the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not the company is the seller of the merchandise, or records the full amount of such sales on its financial statements.

    For the 2004 fiscal year ended Jan. 1, 2005, the company increased its net revenues 39 percent to $335.3 million and reported net income of $340,000 or $0.01 per share, compared to a loss of $12.1 million, or $0.30 per share for the 2003 fiscal year. For the same comparable annual periods, adjusted EBITDA improved by approximately $14.2 million to $14.3 million and merchandise sales rose 68 percent to $475.0 million.

    Definitions of the non-GAAP financial measures, adjusted EBITDA and merchandise sales, a discussion of why the company uses these measures and a reconciliation of these measures to the nearest GAAP measures appear later in this news release.

    Net Revenues and Merchandise Sales
    Net revenues were $135.8 million for the fourth quarter of fiscal 2004, which was a 43 percent increase compared to net revenues of $95.2 million for the fourth quarter of fiscal 2003. Net revenues were $335.3 million for fiscal year 2004, which was a 39 percent increase compared to net revenues of $242.0 million in fiscal year 2003.

    Merchandise sales were $199.3 million for the fourth quarter of fiscal 2004, a 66 percent increase compared to merchandise sales of $120.3 million for the fourth quarter of fiscal 2003. Merchandise sales were $475.0 million for fiscal year 2004, a 68 percent increase compared to merchandise sales of $282.0 million for fiscal year 2003.

    Components of Net Revenues and Merchandise Sales
    Net revenues from product sales generated by the company's sporting goods category were $67.6 million for the fourth quarter of fiscal 2004, which was a 30 percent increase compared to $52.0 million for the fourth quarter of fiscal 2003. Merchandise sales from the sporting goods category increased 75 percent in the fourth quarter of fiscal 2004 to $91.2 million compared to $52.1 million in the fourth quarter of fiscal 2003.

    Net revenues from product sales generated by the company's sporting goods category were $165.4 million for fiscal year 2004, which was a 29 percent increase compared to $128.4 million for fiscal year 2003. Merchandise sales from the sporting goods category increased 56 percent in fiscal year 2004 to $200.4 million compared to $128.5 million in fiscal year 2003.

    Net revenues from product sales generated by the company's other merchandise categories were $41.5 million for the fourth quarter of fiscal 2004, which was a 29 percent increase compared to $32.1 million for the fourth quarter of fiscal 2003. Merchandise sales from the company's other merchandise categories increased 58 percent in the fourth quarter of fiscal 2004 to $108.0 million from $68.2 million in the fourth quarter of fiscal 2003.

    Net revenues from product sales generated by the company's other merchandise categories were $109.6 million for fiscal year 2004, which was a 24 percent increase compared to $88.1 million for fiscal year 2003. Merchandise sales from the company's other merchandise categories increased 79 percent in fiscal year 2004 to $274.6 million from $153.5 million in fiscal year 2003.

    Service fee revenues increased 140 percent to $26.7 million in the fourth quarter of fiscal 2004 compared to $11.1 million in the fourth quarter of fiscal 2003. Service fee revenues increased 137 percent to $60.3 million in fiscal year 2004 compared to $25.4 million in fiscal year 2003.

    Net Income, EPS and Adjusted EBITDA
    The company had net income of $10.6 million for the fourth quarter of fiscal 2004, which was a 285 percent increase compared to net income of $2.7 million for the fourth quarter of fiscal 2003. The company showed a $0.18 per share improvement with earnings per share of $0.25 for the fourth quarter of fiscal 2004 compared to earnings per share of $0.07 for the fourth quarter of fiscal 2003. The company had net income of $340,000 for fiscal year 2004, which was an improvement of approximately $12.4 million compared to the net loss of $12.1 million for fiscal year 2003. The company showed a $0.31 per share improvement for fiscal year 2004 to $0.01 per share, compared to a loss per share of $0.30 for fiscal year 2003.

    The company recorded adjusted EBITDA of $16.0 million for the fourth quarter of fiscal 2004, which was a $10.0 million improvement from an adjusted EBITDA of $6.0 million in the fourth quarter of fiscal 2003. The company recorded adjusted EBITDA of $14.3 million for fiscal year 2004, which was a $14.2 million improvement from an adjusted EBITDA of $82,000 for fiscal year 2003. Adjusted EBITDA represents earnings (or losses) before interest income/expense, taxes, depreciation, amortization, and stock-based compensation.

    Gross Profit and Operating Expenses
    The company's gross profit improved 53 percent to $55.9 million in the fourth quarter of fiscal 2004 compared to a gross profit of $36.4 million in the fourth quarter of fiscal 2003. Gross margin improved to 41.2 percent for the fourth quarter of fiscal 2004 from 38.2 percent in the fourth quarter of fiscal 2003, an increase of 300 basis points. The company's gross profit improved 52 percent to $132.2 million in fiscal year 2004 compared to a gross profit of $87.2 million in fiscal year 2003. Gross margin improved to 39.4 percent for fiscal year 2004 from 36.0 percent in fiscal year 2003, an increase of 340 basis points.

    Total operating expenses were $44.7 million for the fourth quarter of fiscal 2004, an increase of 32 percent compared to $33.9 million for the fourth quarter of fiscal 2003. Total operating expenses, as a percentage of net revenues, decreased to 33.0 percent in the fourth quarter of fiscal 2004 compared to 35.6 percent in the fourth quarter of fiscal 2003. Total operating expenses were $131.9 million for fiscal year 2004, an increase of 31 percent compared to $100.4 million for fiscal year 2003. Total annual operating expenses, as a percentage of annual net revenues, decreased to 39.3 percent in fiscal year 2004 compared to 41.5 percent in fiscal year 2003.

    Total operating expenses of $44.7 million, as a percentage of merchandise sales of $199.3 million, were 22.5 percent in the fourth quarter of fiscal 2004. This compared to total operating expenses of $33.9 million in the fourth quarter of fiscal 2003, which as a percentage of merchandise sales of $120.3 million, was 28.2 percent. Total operating expenses of $131.9 million, as a percentage of merchandise sales of $475.0 million, were 27.8 percent for fiscal year 2004. This compared to total operating expenses of 100.4 million in fiscal year 2003, which as a percentage of merchandise sales of $282.0 million, was 35.6 percent.

    Balance Sheet
    The company's cash, cash equivalents, short-term investments and marketable securities at the end of fiscal year 2004 were $75.4 million compared to $69.5 million at the end of fiscal year 2003, an increase of $5.9 million. Accounts receivable at the end of fiscal 2004 increased to $14.9 million compared to $4.9 million at the end of fiscal 2003 due to the overall growth in net revenues as well as growth in business-to-business sales and increased receivables due from partners. Inventory at the end of fiscal 2004 increased to $37.8 million compared to $22.9 million at the end of fiscal 2003 predominantly due to higher levels of electronics inventory in anticipation of first quarter product launches and also to support the overall growth of sporting goods revenues.

    Key Events Since October 27, 2004

    * Home Box Office (HBO(R)), the largest pay television network, launched its new, online retail store for the United States (http://store.hbo.com) on Nov. 8, 2004 using an e-commerce solution developed and operated by GSI Commerce.

    * RadioShack, one of the largest U.S. consumer electronics retailers, signed a multi-year agreement to have GSI Commerce develop and operate a new e-commerce solution for the company. Launch for the initial phase of the new Web store is scheduled for the second half of 2005.

    * Aeropostale, a leading, mall-based, specialty retailer of casual and active apparel for young men and women, signed an e-commerce agreement to have GSI Commerce develop and operate a new e-commerce solution for the company. The Web store is scheduled to launch during the third quarter of 2005.

    * adidas, a leading brand in the global sporting goods market with strong positions in footwear, apparel and hardware, selected GSI Commerce as its new e-commerce solution provider. The multi-year agreement calls for GSI Commerce to provide and operate a new, integrated e-commerce solution for adidas' online store. The new online store is expected to launch during the summer of 2005.

    * The National Hockey League (NHL) selected GSI Commerce to provide a comprehensive e-commerce solution to operate the league's e-commerce business and the Web stores of the league's 30 professional teams. The new NHL Web store (http://shop.nhl.com) launched on Feb. 1, 2005.

    * Stephen J. Gold was named to the position of executive vice president and chief information officer (CIO). Gold oversees the company's technology and information services (TIS) organization and reports to Robert Blyskal, the company's co-president and chief operating officer.

    Management's Commentary
    "The 2004 fiscal year was exciting and successful for GSI Commerce and was highlighted by two important milestones -- our first year of net profitability and our fifth consecutive year of above industry average growth," said Michael
G. Rubin, chairman and CEO of GSI Commerce.

    "By delivering world-class e-commerce solutions through centralized infrastructure and capabilities, GSI Commerce leverages the substantial investments required to compete effectively in multi-channel e-commerce," said Rubin. "While this leverage has always been inherent in our model, we have also invested aggressively in capabilities and infrastructure to serve the leading retailers and brands across a range of product categories. This created a much larger opportunity for GSI Commerce, but also raised the bar for profitability. We are very pleased that with $475 million of merchandise sales in 2004, we have achieved a level of scale that enables us to operate a world-class, multi-partner e-commerce platform and also deliver profitable bottom line results.

    "Looking ahead to 2005, we are expecting another year of stronger-than-industry-average growth and to grow our base of profitability both in terms of absolute dollars and profit margin. While it is still very early in the year, we are pleased with the current trends from our existing partners' businesses and with our success to date in signing up new partners," said Rubin.

    Fiscal 2005 First Quarter and Annual Financial Guidance
    The following forward-looking statements reflect GSI Commerce's expectations as of Feb. 16, 2005. GSI Commerce provides guidance for its business based only on signed partner agreements. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce, and various other risk factors discussed below and in our public reports, actual results may differ materially. GSI Commerce's 2005 guidance does not include the impact of expensing stock options upon the adoption of FAS 123 Revised, and assumes that the company's stock price remains unchanged from period to period.

    The company provides the following guidance for the fiscal 2005 first quarter:

    * Net revenues are expected to be in the range of $78 million to $83 million.

    * Merchandise sales are expected to be in the range of $115 million to $125 million.

    * Net loss is expected to be in the range of $3.0 million to $3.5 million.

    * Adjusted EBITDA is expected to be in the range of $0 to $500,000.

    The company provides the following guidance for fiscal year 2005:

    * Net revenues are expected to be in the range of $390 million to $410 million.

    * Merchandise sales are expected to be in the range of $610 million to $630 million.

    * Net income is expected to be in the range of $10 million to $12 million.

    * Adjusted EBITDA is expected to be in the range of $26 million to $28 million.

    Non-GAAP Financial Measures
    This press release contains adjusted EBITDA, merchandise sales and certain ratios that use merchandise sales. GSI Commerce uses adjusted EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense, which may fluctuate materially due to fluctuations in the price of GSI Commerce's common stock both on a quarterly and annual basis, and does not consistently reflect GSI Commerce's results from its core business activities. GSI Commerce also uses merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and business management costs such as marketing department staffing levels are related to the amount of sales made through GSI Commerce's platform, whether or not GSI Commerce records the revenue from such sales. GSI Commerce believes that investors will have a more thorough understanding of its historical expenses and expense trends if they have visibility to both GAAP net revenue as well as the non- GAAP financial measure merchandise sales and the percentages that such expenses bear to net revenues and merchandise sales. These financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures as required under Securities and Exchange Commission rules.

    Fourth Quarter 2004 Conference Call
    GSI Commerce has scheduled a conference call on Feb. 16, at 4:45 p.m. EST to discuss the company's fiscal 2004 fourth quarter and fiscal year 2004 results and expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-888-396-2384, by 4:30 p.m. EST on Feb. 16. The conference passcode is "88003278." Alternatively, to listen to the call live on the Web, go to the GSI Commerce Web site, http://www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m. EST) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, a telephone replay of the conference call will be available one hour after the completion of the call and remain available through March 16. Additionally, the conference call will be broadcast live on the Web through CCBN StreetEvents (http://www.streetevents.com).

    About GSI Commerce
    GSI Commerce provides an e-commerce solution enabling retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. The company's e-commerce solution includes Web site design and development, e-commerce technology, managed hosting, order fulfillment, customer service, merchandising and order management, online merchandising, customer relationship management, content development and online marketing. The company operates either all or a portion of the e- commerce businesses for approximately 50 partners.

    Forward-Looking Statements
    All statements made in this release and to be made in GSI Commerce's fiscal 2004 fourth quarter and fiscal year 2004 conference call, including those in the tape recording, live audio and live Webcast of the call, other than statements of historical fact, are or will be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industries and markets in which GSI Commerce operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of the establishment or extension of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology, confidential information and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by GSI Commerce.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                           January 3,     January 1,
                                              2004           2005
                                          ------------   ------------
                ASSETS
Current assets:
     Cash and cash equivalents            $     57,558   $     56,564
     Marketable securities                      11,912         18,859
     Accounts receivable, net of
      allowance of $709 and $406,
      respectively                               4,898         14,908
     Inventory                                  22,910         37,773
     Current portion - notes
      receivable                                 1,377              -
     Prepaid expenses and other
      current assets                             1,848          2,382
          Total current assets                 100,503        130,486

Property and equipment, net                     44,840         74,286
Goodwill, net                                   13,453         13,453
Notes receivable                                 2,356              -
Other equity investments                         2,159          2,847
Other assets, net of accumulated
 amortization of $2,644 and $4,520,
 respectively                                   12,272         10,824
          Total assets                    $    175,583   $    231,896

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                     $     27,677   $     58,762
     Accrued expenses and other                 22,538         31,691
     Deferred revenue                           14,998          9,370
     Current portion - long-term debt
      and other                                      -            971
          Total current liabilities             65,213        100,794

Long-term debt and other                             -         13,564
Mandatorily redeemable preferred
 stock, Series A, $0.01 par value,
 10,000 shares authorized; 0 shares
 issued and outstanding as of
 January 3, 2004 and January 1, 2005,
 respectively                                        -              -
          Total liabilities                     65,213        114,358

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value,
      4,990,000 shares authorized; 0
      shares issued and outstanding as
      of January 3, 2004 and January
      1, 2005, respectively                          -              -
     Common stock, $0.01 par value,
      90,000,000 shares authorized;
      40,781,036 and 41,584,061 shares
      issued as of January 3, 2004 and
      January 1, 2005, respectively;
      40,779,826 and 41,582,851 shares
      outstanding as of January 3, 2004
      and January 1, 2005, respectively            408            416
     Additional paid in capital                287,571        294,495
     Accumulated other comprehensive
      loss                                           -           (104)
     Accumulated deficit                      (177,609)      (177,269)
                                               110,370        117,538

     Less: Treasury stock, at par                    -              -
          Total stockholders' equity           110,370        117,538

          Total liabilities and
           stockholders' equity           $    175,583   $    231,896

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                            Three Months Ended            Fiscal Year Ended
                                       ---------------------------   ---------------------------
                                          Jan. 3,        Jan. 1,        Jan. 3,        Jan. 1,
                                           2004           2005           2004           2005
                                       ------------   ------------   ------------   ------------
Revenues:
     Net revenues from product
      sales                            $     84,094   $    109,105   $    216,510   $    274,988
     Service fee revenues                    11,115         26,681         25,409         60,344

          Net revenues                       95,209        135,786        241,919        335,332
Cost of revenues from product sales          58,793         79,892        154,731        203,135

          Gross profit                       36,416         55,894         87,188        132,197

Operating expenses:
     Sales and marketing, exclusive
      of $600, $1,643, $1,527 and
      $2,720 reported below as
      stock-based compensation,
      respectively                           23,287         27,866         59,613         78,919
     Product development, exclusive
      of $4, $348, $42 and $350
      reported below as stock- based
      compensation, respectively              3,465          6,063         14,124         20,181
     General and administrative,
      exclusive of $11, $440, $366
      and $530 reported below as
      stock- based compensation,
      respectively                            3,679          5,424         13,295         18,217
     Restructuring costs related to
      Ashford.com                                55              -             74              -
     Stock-based compensation                   615          2,430          1,935          3,600
     Depreciation and amortization            2,835          2,966         11,386         10,944

          Total operating expenses           33,936         44,749        100,427        131,861

Other (income) expense:
     Other expense                               (1)           556              -            620
     Interest expense                             -            241              -            538
     Interest income                           (263)          (210)        (1,177)        (1,162)

         Total other (income)
          expense                              (264)           587         (1,177)            (4)

Net income (loss)                      $      2,744   $     10,558   $    (12,062)  $        340

Earnings (loss) per share - basic
 and diluted:
     Net income (loss) - basic         $       0.07   $       0.26   $      (0.30)  $       0.01
     Net income (loss) - diluted       $       0.07   $       0.25   $      (0.30)  $       0.01

Weighted average shares
 outstanding:
     basic                                   40,737         41,351         39,638         41,073
     diluted                                 42,180         43,076         39,638         42,369

    Certain reclassifications have been made to the prior years consolidated financial statements to conform to those classifications used the current year. These classifications have been reflected in the P&L in the Sales and marketing lines, Product development lines and the General and administrative lines in the quarter end and year to date columns. The adjustment exp./(inc.) for the year to date is $1.4 million, $(1.3) million and $(0.1) million for Sales and marketing, Product development and General and administrative, respectively. The adjustment exp. / (inc.) for the quarter ended is $0.4 million, $(0.4) million and $(0.0) million for Sales and marketing, Product development and General and administrative, respectively.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
               ADJUSTED EBITDA AND RECONCILIATION TO GAAP RESULTS
                                 (In thousands)
                                   (Unaudited)

                                           Three Months Ended      Fiscal Year Ended
                                         ---------------------   ---------------------
                                          Jan. 3,     Jan. 1,     Jan. 3,     Jan. 1,
                                            2004        2005        2004        2005
                                         ---------   ---------   ---------   ---------
Adjusted EBITDA:
     Net income excluding interest
      income and expense, taxes and
      charges for stock-based
      compensation and depreciation
      and amortization                   $   5,931   $  15,985   $      82   $  14,260

Reconciliation of Adjusted EBITDA
 to GAAP results:
     Adjusted EBITDA                     $   5,931   $  15,985   $      82   $  14,260

     Interest expense                            -         241           -         538
     Interest income                          (263)       (210)     (1,177)     (1,162)
     Taxes                                       -           -           -           -
     Stock-based compensation                  615       2,430       1,935       3,600
     Depreciation and amortization           2,835       2,966      11,386      10,944

     Net income (loss)                   $   2,744   $  10,558   $ (12,062)  $     340

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                    Fiscal Year Ended
                                               ---------------------------
                                                January 3,     January 1,
                                                   2004           2005
                                               ------------   ------------
Cash Flows from Operating Activities:
 Net (loss) income                             $    (12,062)  $        340
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
  Depreciation and amortization                      11,386         10,944
  Stock-based compensation                            1,935          3,600
  Non-cash restructuring costs related
   to Ashford.com                                         -              -
  Net loss on disposal of assets                          -            113
  Amortization of discount on note
   receivable                                          (180)             -
 Changes in operating assets and
  liabilities:
  Accounts receivable, net                             (924)       (10,010)
  Inventory                                           1,396        (14,863)
  Prepaid expenses and other current
   assets                                               230           (399)
  Notes receivable                                      (30)          (201)
  Other assets, net                                       -           (325)
  Accounts payable and accrued expenses
   and other                                         (1,729)        40,239
  Deferred revenue                                      (27)        (5,627)

  Net cash provided by (used in)
   operating activities                                  (5)        23,811

Cash Flows from Investing Activities:
 Acquisition of property and equipment,
  net                                                (7,519)       (38,777)
 Proceeds from sale of Ashford.com assets                 -              -
 Net cash paid for acquisition of
  Ashford.com                                             -              -
 Payments received on note receivable                   900          3,246
 Purchases of marketable securities                 (15,976)        (9,656)
 Sales of marketable securities                      15,550          2,605
 (Purchases) sales of short-term
  investments                                         2,280              -

  Net cash used in investing activities              (4,765)       (42,582)

Cash Flows from Financing Activities:
 Proceeds from loan, net                                  -            339
 Repayments of capital lease obligations                (78)          (577)
 Proceeds of mortgage note                                -         13,000
 Repayments of mortgage note                              -            (55)
 Retirement of Ashford.com revolving
  credit facility                                         -              -
 Purchases of treasury stock                              -              -
 Proceeds from sale of common stock
  and warrants                                          349              -
 Proceeds from exercises of common
  stock options and warrants                          1,053          5,070

  Net cash provided by (used in)
   financing activities                               1,324         17,777

Net increase (decrease) in cash and
 cash equivalents                                    (3,446)          (994)
Cash and cash equivalents, beginning
 of year                                             61,004         57,558

Cash and cash equivalents, end of year         $     57,558   $     56,564

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                                   Three Months Ended
                                                -------------------------           Variance
                                                   Jan. 3,      Jan. 1,     -------------------------
                                                   2004          2005          Amount          %
                                                -----------   -----------   -----------   -----------
Merchandise sales (1) - (a non-GAAP
 financial measure):
     Category:
          Sporting goods                        $    52,080   $    91,247   $    39,167            75%

          Other (2)                                  68,174       108,031        39,857            58%
               Total merchandise
                sales (1) - (a non-
                GAAP financial
                measure)                        $   120,254   $   199,278   $    79,024            66%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                        $    51,955   $    67,573   $    15,618            30%
          Other (2)                                  32,139        41,532         9,393            29%

               Total net revenues
                from product sales                   84,094       109,105        25,011            30%

   Service fee revenues                              11,115        26,681        15,566           140%

               Total net revenues -
                (GAAP basis)                    $    95,209   $   135,786   $    40,577            43%

Reconciliation of merchandise sales
 (1) to net revenues: Merchandise sales
     (1) - (a non- GAAP financial measure):
     Category:
          Sporting goods                        $    52,080   $    91,247   $    39,167            75%
          Other (2)                                  68,174       108,031        39,857            58%
               Total merchandise
                sales (1) - (a non-
                GAAP financial
                measure)                            120,254       199,278        79,024            66%
   Less:
    Sales by partners (3):
     Category:
          Sporting goods                               (125)      (23,674)      (23,549)        18839%
          Other                                     (36,035)      (66,499)      (30,464)           85%

               Total sales by
                partners (3)                        (36,160)      (90,173)      (54,013)          149%
   Add:
    Service fee revenues                             11,115        26,681        15,566           140%

               Net revenues - (GAAP
                basis)                          $    95,209   $   135,786   $    40,577            43%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

(2) The "Other" categories of both merchandise sales and net revenues from product sales include $41 and $3 for the three-month periods ended January 3, 2004 and January 1, 2005, respectively, related to Ashford.com.

(3) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                                      Year Ended
                                             ---------------------------             Variance
                                                Jan. 3,       Jan. 1,      ---------------------------
                                                 2004           2005          Amount           %
                                             ------------   ------------   ------------   ------------
Merchandise sales (1) -
 (a non-GAAP financial measure):
     Category:
          Sporting goods                     $    128,489   $    200,394   $     71,905             56%
          Other (2)                               153,538        274,586        121,048             79%
               Total merchandise
                sales (1) - (a non-
                GAAP financial
                measure)                     $    282,027   $    474,980   $    192,953             68%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                     $    128,361   $    165,380   $     37,019             29%
          Other (2)                                88,149        109,608         21,459             24%

               Total net revenues
                from product sales                216,510        274,988         58,478             27%

   Service fee revenues                            25,409         60,344         34,935            137%

               Total net revenues -
                (GAAP basis)                 $    241,919   $    335,332   $     93,413             39%

Reconciliation of merchandise sales
  (1) to net revenues:
   Merchandise sales (1) - (a non- GAAP
     financial measure):
     Category:
          Sporting goods                     $    128,489   $    200,394   $     71,905             56%
          Other (2)                               153,538        274,586        121,048             79%
               Total merchandise
                sales (1) - (a non-
                GAAP financial
                measure)                          282,027        474,980        192,953             68%
   Less:
    Sales by partners (3):
     Category:
          Sporting goods                             (128)       (35,014)       (34,886)         27255%
          Other                                   (65,389)      (164,978)       (99,589)           152%

               Total sales by
                partners (3)                      (65,517)      (199,992)      (134,475)           205%
   Add:
    Service fee revenues                           25,409         60,344         34,935            137%

               Net revenues - (GAAP
                basis)                       $    241,919   $    335,332   $     93,413             39%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

(2) The "Other" categories of both merchandise sales and net revenues from product sales include $1,034 and $10 for the year ended January 3, 2004 and January 1, 2005, respectively, related to Ashford.com.

(3) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

    CONTACT: Michael Conn, Senior Vice President, Corp. Development, +1-610-491-7002, e-mail: connm@gsicommerce.com, or Greg Ryan, Director, Corp. Communications, +1-610-491-7294, e-mail: ryang@gsicommerce.com, both of GSI Commerce, Inc.

SOURCE  GSI Commerce, Inc.
    -0-                             02/16/2005
    /CONTACT: Michael Conn, Senior Vice President, Corp. Development, +1-610-491-7002, e-mail: connm@gsicommerce.com, or Greg Ryan, Director, Corp. Communications, +1-610-491-7294, e-mail: ryang@gsicommerce.com, both of GSI Commerce, Inc./
    /Web site:  http://www.gsicommerce.com/